Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of September 30, 2020, by and among HCW BIOLOGICS INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and collectively referred to as “Investors”.

RECITALS

WHEREAS, the Company and certain of the Investors previously entered into an Amended and Restated Investors’ Rights Agreement dated as of June 7, 2019 (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series C Preferred Stock Purchase Agreement providing for the sale of shares of Series C Preferred Stock (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors (having not less than the minimum number of votes necessary) and the Company hereby agree that this Agreement shall amend and restate the Prior Agreement in its entirety and shall govern the rights of the Investors to receive certain information from the Company, to participate in future equity offerings by the Company, and certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

“Applicable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Applicable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1.

“Applicable Securities then Outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Applicable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Applicable Securities.

“Board of Directors” means the board of directors of the Company.

“Common Stock” means shares of the Company’s Class A Common Stock and Class B Common Stock, each with a par value of $0.0001 per share.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from, time to time.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any holder of Applicable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 660,000 shares of Applicable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Holder” means any holder of shares of the Preferred Stock who is a party to this Agreement.

“Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock.

“Requisite Holders” means the holders of at least 66.67% of the shares of Preferred Stock then outstanding.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.2(b) hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

2. LOCK-UP; RESTRICTIONS ON TRANSFER

2.1 Agreement to Lock-Up. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of capital stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 2.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.1 or that are necessary to give further effect thereto.

2.2 Restrictions on Transfer.

(a) The Preferred Stock and the Applicable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Applicable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Applicable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.2(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.2.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Subsection (c) Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.2. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.2(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3. INFORMATION AND OBSERVER RIGHTS.

3.1 Delivery of Financial Statements. The Company shall deliver or make available, upon request, to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) a copy of the Company’s summary capitalization table, dated as of the last day of each of the first three quarters of each fiscal year provided that if the Company has provided access credentials to an online cap table management system for such Major Investors, this requirement shall be deemed satisfied and (ii) a copy of the Company’s most recent 409(a) valuation report;

(d) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights. Subject to approval of the Board of Directors, the Company may from time to time invite one or more representatives of the Investors to attend meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

3.4 Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Applicable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. RIGHTS TO FUTURE STOCK ISSUANCES.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among itself and its Affiliates.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities then outstanding). The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the 90 day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; (iii) shares issued in connection with acquisitions made by the Company and (iv) the issuance of shares of Series C Preferred Stock to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within 30 days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within 60 days of the date notice is given to the Major Investors.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5. ADDITIONAL COVENANTS.

5.1 Insurance. The Company will use commercially reasonable efforts to cause its Directors and Officers liability insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The policy will not be cancelable by the Company without prior approval by the Board of Directors.

5.2 Employee Agreements. Unless approved by the Board of Directors, the Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.

5.3 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.4 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

5.5 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.2, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

6. MISCELLANEOUS.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Applicable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 300,000 shares of Applicable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Applicable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.1. For the purposes of determining the number of shares of Applicable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders; provided that the Company may in its sole discretion waive compliance with Section 2.2(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.2(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Major Investor without the written consent of such Major Investor, unless such amendment, termination, or waiver applies to all Major Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Sections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Section 6.6) may not be amended or waived without the written consent of at least a majority of the Applicable Securities then Outstanding held by the Major Investors. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Applicable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series C Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Broward County in the State of Florida (or in the event of exclusive federal jurisdiction, the courts of the Southern District of Florida).

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services that compete with those of the Company.

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IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

COMPANY:

HCW BIOLOGICS INC.

By:	/s/ Hing C. Wong
Name:	Hing C. Wong
Title:	Chief Executive Officer

Email: HingWong@hcwbiologics.com

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Dr. Hing C. Wong and Bee Yau Huang

By:	/s/ Hing C. Wong

Name:	Dr. Hing C. Wong

By:	/s/ Bee Yau Huang

Name:	Bee Yau Huang

Email: hingwong@hcwbiologics.com

Address:	2966 Wentworth
Weston, FL 33332

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Golden Triangle Ventures, LLC

By:	/s/ Fred Middleton

Name:	Fred A. Middleton

Title:	Managing Member

Email:	fmiddleton@Sanderling.com
BBloxaham@Sanderling.com

Address: 400 South El Camino Real, Suite 1200 San Mateo, CA 94402

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Deepwork HCW Partners LLC

By:	/s/ Mitchel Laskey

Name:	Mitchel J. Laskey

Title:	Manager

Email:	kathy@deepworkcapital.com mitchel@deepworkcapital.com

Address: 1030 N. Orange Avenue, Suite 101
Orlando, FL 32801

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Loblolly Fund LLC

By:	/s/ John Engels

Name:	John Engels

Title:	Manager

Email:	jpengels@hotmail.com

Address: 824 NW Boulevard
Gainesville, FL32601

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Chris Cheung & Ling Cheung

By:	/s/ Chris Cheung

Name:	Chris Cheung

By:	/s/ Ling Cheung

Name:	Ling Cheung

Email:	gucheung29@gmail.com

Address: 6 Reinsway Circle Westford, MA 01886

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Stanley Yu & Winnie Yu

By:	/s/ Stanley Yu

Name:	Stanley Yu

By:	/s/ Winnie C. K. Yu

Name:	Winnie Yu

Email: Stanley.yu@tpa-food.com

Address: 9518 Swift Creek Circle Dover, FL 33527

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Peter Yu & Lihui Yu

By:	/s/ Peter Yu

Name:	Peter Yu

By:	/s/ Lihui Yu

Name:	Lihui Yu

Email: peteryu@us1america.com

Address: 8755 NW 35th Lane Miami, FL 33172

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

H&H Yeung Corporation

By:	/s/ Hoi-Sang Yeung

Name:	Hoi-Sang Yeung

Title:	Director

Email:	Kelly.Yeung@irmgusa.com, wanting.jin@irmgusa.com

Address: 4531 Ponce De Leon Blvd., Ste 300 Coral Gables, FL 33146

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Medmira Capital Ltd.

By:	/s/ Peter Sun

Name:	Peter P. Sun

Title:	CEO

Email:	petersun@beike.cc

Address: Room 3, 27/F Hoking Commercial Centre No. 2-16Fa Yuen Street Mong Kok, Kowloon, Hong Kong

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

Pacific Treasure Global Limited, a British Virgin Islands company

By:	/s/ Carol Yu

Name:	Carol Yu

Title:	Director

Email:	jasminehou@virtuesholding.cn lianghao@virtuesholding.cn

Address: 3102, LHT Tower, 31 Queens Road Central, Hong Kong

SIGNATURE PAGE TO SERIES C PREFERRED AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

INVESTORS

Investor	Address	Email Address
Dr. Hing C. Wong and Bee Yau Huang	2966 Wentworth Weston, FL 33332	hingwong@hcwbiologics.com

Golden Triangle Ventures, LLC	400 South El Camino Real, Suite 1200, San Mateo, CA 94402	fmiddleton@Sanderling.com BBloxham@Sanderling.com

Deepwork HCW Partners LLC	1030 N. Orange Avenue, Suite 101 Orlando, FL 32801	kathy@deepworkcapital.com mitchel@deepworkcapital.com

Axone Ventures HCW LP	4340 Von Karman Avenue, Suite 250, Newport Beach, CA 92660	fzhang@axonecapital.com

Loblolly Fund LLC	824 NW Boulevard Gainesville, FL 32601	jpengels@hotmail.com

Chris Cheung & Ling Cheung	6 Reinsway Circle Westford, MA 01886	gucheung29@gmail.com

Stanley Yu & Winnie Yu	9518 Swift Creek Circle Dover, FL 33527	stanley.yu@tpa-food.com

Peter Yu & Lihui Yu	8755 NW 35th Lane Miami, FL 33172	peteryu@us1america.com

Medmira Capital Ltd.	Room 3, 27/F Hoking Commercial Centre, No.2-16Fa Yuen Street, Mong Kok, Kowloon, Hong Kong	petersun@beike.cc

H&H Yeung Corporation	4531 Ponce De Leon Blvd., Suite 300 Coral Gables, FL 33146	Kelly.yeung@irmgusa.com Wanting.jin@irmgusa.com

Pacific Treasure Global Limited	3102, LHT Tower 31 Queens Road Central, Hong Kong	jasminezhou@virtuesholding.cn